9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 244-4140 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 215-5533 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT:       Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Appoints Experienced
Mining Professional to Board of Directors

Chairman H. Roy Shipes Resigns

SALT LAKE CITY, UTAH—(BUSINESSWIRE) — May 10, 2006 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its Board of Directors has appointed H.E. “Gene” Dunham, 63, as a Board member.

        Mr. Dunham has thirty-five years of mining experience in base and precious metals production, engineering and project development management around the world. He has had a distinguished career with major global natural resource companies: Rio Tinto, Plc.; Phelps Dodge Corporation; Suramco Inc.; Anglo American Plc.; De Beers, Ltd.; Anglo Gold Plc.; Perez Companc Corporation and Atlas Precious Metals, Inc. Additionally, Mr. Dunham has extensive experience in the acquisition, financing and development of projects in Bolivia, North America, South America, Europe, Africa, Australia, New Guinea, and Asia Pacific.

          Mr. Dunham commented, “I am honored to serve as a Golden Eagle director during a period that holds so much potential for the Company. I am pleased to be involved with the Buen Futuro gold and copper project in Bolivia. Having been involved in the development of over 60 major global natural resource projects, many in Bolivia, and working with over 70 international financial institutions during my professional career, I feel that my experience can potentially create financial opportunities, and add value and expertise in the development of the Buen Futuro gold and copper project in Bolivia.”

        Terry Turner, Golden Eagle’s CEO stated, “Mr. Dunham has a long record of contributing to the success of a number of world-class mining companies. He has a well-developed networking expertise within the global mining industry and demonstrated strengths in finance, mine development, operational production management, and engineering. Mr. Dunham’s wealth of experience will provide valuable insight to our Board of Directors.”

        Golden Eagle’s Chairman of the Board, H. Roy Shipes, resigned from the Board on May 5, 2006 due to potential conflicts with other mining companies that he serves as CEO and Chairman of the Board. The Company is grateful to Mr. Shipes for his devoted service as Chairman. Mr. Shipes recommended the appointment of Mr. Dunham to Golden Eagle’s board, indicating that he and Mr. Dunham have “known each other for 30 years, have worked together for many of those years in the mining industry and that the Company could not get better informed or more experienced advice than from Gene Dunham.”

        Terry C. Turner was elected as Chairman of the Board during a meeting of the board on May 5, 2006.

        Golden Eagle has also received additional assurances from the Bolivian government that its gold and copper projects will not be subject to any interference and the Company will be free to continue its projected development of those projects.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company located in Salt Lake City, Utah and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on its Buen Futuro project within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield.

        The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) Golden Eagle’s ability to obtain the necessary financing on reasonable terms in light of current social and political conditions in Bolivia; (b) estimates of mineral reserves and future production levels; (c) expectations regarding estimated mine production costs taking into account higher petroleum prices, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals; (d) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; and (d) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results depending on such factors as changes in general economic, social and political conditions in Bolivia and financial markets; changes in gold and copper prices; technological and operational hazards in Golden Eagle’s mining and mine development activities; uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries; the timing and availability of financing; governmental and other approvals, and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the SEC. The mining projects in Bolivia described in this release, and related evaluations, or in our other disclosures, should not be construed by any means as an indication of the present or future value of the Company or its common stock. Additionally, our plans with respect to the Buen Futuro gold and copper project or the Tipuani Valley gold project should not be construed by any means as an indication of whether we will ever conduct successful mining operations in connection with those projects. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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